Exhibit 99.1
INFORMATION

Furniture Brands International, Inc.
FOR IMMEDIATE RELEASE	1 North Brentwood Blvd.
St. Louis, Missouri 63105

For Further Information Call
Steven G. Rolls
Furniture Brands
Chief Financial Officer
314-889-3520
or
Farah Soi
ICR
203-682-8200
FURNITURE BRANDS INTERNATIONAL REPORTS
2011 FIRST QUARTER FINANCIAL RESULTS
St. Louis, Missouri, May 4, 2011 — Furniture Brands International (NYSE: FBN) today announced its financial results for the first quarter ended March 31, 2011.
•	Sales for the first quarter of 2011 were $297.9 million, a decrease of 7.6% versus the first quarter of last year and an increase of 7.9% from the prior quarter

•	Gross margin was 26.0%, roughly flat to last year’s 26.2%, and SG&A was $79.6 million, also relatively flat to last year’s $79.9 million

•	Quarter end cash balance was $40.8 million, and borrowing availability increased by $33 million to a total availability currently estimated at $51.5 million, reflecting the refinancing of our asset-based loan facility
Net sales of $297.9 million for the first quarter of 2011 declined 7.6% versus net sales of $322.4 million in the first quarter of 2010. On a sequential basis net sales increased 7.9% from the fourth quarter of 2010. First quarter 2011 retail sales at the 65 company-owned stores and showrooms totaled $39.0 million compared with first quarter 2010 sales of $35.6 million at 72 stores and showrooms. First quarter 2011 same-store sales at the 46 Thomasville stores that the company has owned for more than 15 months showed an increase of 17% from the first quarter of 2010, the 5th consecutive quarter of double-digit same-store sales increases.
“Our monthly sales trend improved each month as we progressed through the quarter,” said Mr. Ralph Scozzafava, Chairman and CEO. “Our newer product introductions are being received positively in the marketplace as we secure added distribution at retail and consumers respond favorably to our tested product and brand building initiatives.”

Furniture Brands’ gross margin for the first quarter of 2011 was 26.0% compared with 26.2% in the first quarter of 2010. Selling, general and administrative expenses (SG&A) for the first quarter of 2011 totaled $79.6 million, essentially flat with the $79.9 million reported in the first quarter of 2010.
The Company reported an operating loss of $2.1 million in the first quarter of 2011 as compared to an operating profit of $4.6 million in the first quarter of 2010. For the first quarter of 2011, Furniture Brands reported a net loss of $3.1 million, or $0.06 per diluted share, compared to net income of $3.5 million, or $0.07 per diluted share, in the first quarter of 2010.
“We remain focused on controlling costs, while prudently investing in profitably growing our business, and increasing the efficiency of our manufacturing and sourcing operations,” Mr. Scozzafava said. “The cost discipline that has driven the improvement in our expense structure the last few years remains ingrained within the organization, and is helping fund the increases in brand building investments, that are beginning to yield the intended results,” he added.
Mr. Scozzafava further noted, “We remain on track for the completion of our Indonesian manufacturing plant expansion by the third quarter of this year. In addition, in the last week of March, our Mexico cut and sew operation shipped its first container, well ahead of schedule. As these two projects ramp up to their full potential, we expect to achieve annual pre-tax savings of $10 to $12 million in 2014.”
In a recent post-quarter development, the Company refinanced its secured asset-based revolving credit facility on April 27, 2011. The new $250 million amended and restated facility has a five-year term and is secured by the Company’s accounts receivable, inventory and cash. It has increased borrowing availability by $33 million versus the former facility to a total availability currently estimated at $51.5 million, and the current interest rate is LIBOR plus 2.75% (additional information is available in a recently filed Form 8-K).
“The refinancing, right-sizing and extension of our asset-based loan in advance of its 2012 maturity was just the right thing to do in the current improved credit environment,” Mr. Scozzafava said. “The new facility gives us significantly more current borrowing capacity, as well as sufficient funding for the future, with a manageable increase in cost,” he pointed out.
Upcoming Investor Event
A conference call will be held to discuss first quarter results at 7:30 a.m. (Central Time) on May 5, 2011. The call can be accessed in the Upcoming Investor Events section of the company’s website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.
About Furniture Brands
Furniture Brands International (NYSE: FBN) is a global operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, Maitland-Smith, and Creative Interiors.

Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned,” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010
Net sales	$297,856	$322,391
Cost of sales	220,312	237,942

Gross profit	77,544	84,449
Selling, general & administrative expenses	79,598	79,864

Earnings (loss) from operations	(2,054)	4,585
Interest expense	761	844
Other income, net	511	279

Earnings (loss) before income tax expense	(2,304)	4,020
Income tax expense	754	523

Net earnings (loss)	$(3,058)	$3,497

Net earnings (loss) per common share:
Basic and diluted	$(0.06)	$0.07

Weighted average common shares outstanding:
Basic	54,818	48,297
Diluted	54,818	48,356

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$40,846	$51,964
Receivables, less allowances of $16,594 ($18,076 at December 31, 2010)	123,655	114,535
Inventories	255,511	249,691
Prepaid expenses and other current assets	13,850	11,242

Total current assets	433,862	427,432

Property, plant and equipment, net	120,066	124,866
Trade names	86,508	86,508
Other assets	46,572	37,607

	$687,008	$676,413

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$96,590	$79,846
Accrued expenses	56,071	61,223

Total current liabilities	152,661	141,069

Long-term debt	77,000	77,000
Deferred income taxes	22,180	23,114
Pension liability	103,558	104,736
Other long-term liabilities	72,305	70,927

Shareholders’ equity	259,304	259,567

	$687,008	$676,413

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010
Cash flows from operating activities:
Net earnings (loss)	$(3,058)	$3,497
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Depreciation and amortization	6,114	6,105
Compensation expense related to stock option grants and restricted stock awards	974	226
Other, net	(791)	(1,530)
Changes in operating assets and liabilities:
Accounts receivable	(9,120)	(3,395)
Inventories	(5,820)	(5,314)
Prepaid expenses and other assets	(2,515)	(292)
Accounts payable and other accrued expenses	10,663	2,769
Deferred income taxes	(6)	(87)
Other long-term liabilities	(1,452)	(2,702)

Net cash used in operating activities	(5,011)	(723)

Cash flows from investing activities:
Proceeds from the disposal of assets	2,212	1,869
Additions to property, plant, equipment and software	(8,340)	(7,494)

Net cash used in investing activities	(6,128)	(5,625)

Cash flows from financing activities:
Payments of long-term debt	—	(17,000)
Other	21	—

Net cash provided (used) by financing activities	21	(17,000)

Net decrease in cash and cash equivalents	(11,118)	(23,348)
Cash and cash equivalents at beginning of period	51,964	83,872

Cash and cash equivalents at end of period	$40,846	$60,524

Supplemental disclosure:
Cash payments (refunds) for income taxes, net	$(606)	$103

Cash payments for interest expense	$652	$866

FURNITURE BRANDS INTERNATIONAL, INC.
SUPPLEMENTAL RETAIL INFORMATION
(dollars in thousands)
(unaudited)

	Thomasville Stores (a)		All Other Retail Locations (b)
	Three Months Ended		Three Months Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010
Net sales	$28,980	$25,636	$10,015	$9,983
Cost of sales	17,628	14,632	6,691	5,930

Gross profit	11,352	11,004	3,324	4,053
Selling, general & administrative expenses — open stores	15,914	15,265	4,978	5,828

Loss from operations — open stores (c)	(4,562)	(4,261)	(1,654)	(1,775)

Selling, general & administrative expenses — closed stores	—	—	1,422	932

Loss from operations — retail operations (c)	$(4,562)	$(4,261)	$(3,076)	$(2,707)

Number of open stores and showrooms at end of period	47	51	18	21
Number of closed locations at end of period	—	—	27	28
Same-store-sales (d):
Percentage increase	17%	16%	(e )	(e )
Number of stores	46	40

a)	This supplemental data includes company-owned Thomasville retail store locations that were open during the period.

b)	This supplemental data includes all company-owned retail locations other than open Thomasville stores (“all other retail locations”).

SG&A — closed stores includes occupancy costs, lease termination costs, and costs associated with closed store lease liabilities.

c)	Loss from operations does not include our wholesale profit on the above retail net sales.

d)	The same-store-sales percentage is based on sales from stores that have been in operation and company-owned for at least 15 months.

e)	Same-store-sales data is not meaningful and is not presented for all other retail locations because results include retail store locations of multiple brands including seven Drexel Heritage stores, two Lane stores, one Henredon store, one Broyhill store, and seven Designer Showrooms at March 31, 2011; and it is not one of our long-term strategic initiatives to grow non-Thomasville brand company-owned retail locations.